UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

November 3, 2011 (November 3, 2011)

SM Energy Company

(Exact name of registrant as specified in its charter)

Delaware	001-31539	41-0518430
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1775 Sherman Street, Suite 1200, Denver, Colorado	80203
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 861-8140

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01               Regulation FD Disclosure.

In accordance with General Instruction B.2. of Form 8-K, the information disclosed in this Item 7.01, including Exhibit 99.1, shall be deemed “furnished” and not “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Such information and exhibits shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Press Release Regarding Offering of Senior Notes Due 2021

On November 3, 2011, SM Energy Company (the “Company”) issued a press release announcing that it had commenced its offering of an expected $300 million aggregate principal amount of senior notes due 2021 (the “Senior Notes”).  The notes offering is being made solely to qualified institutional buyers, as defined under Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to certain non-U.S. persons, as defined under Regulation S under the Securities Act.  A copy of the press release is furnished as Exhibit 99.1 to this report.

EBITDAX, Ratio of Earnings to Fixed Charges and Reconciliation of EBITDAX to Net Income

The Company is offering the Senior Notes pursuant to a confidential offering memorandum dated November 3, 2011 (the “Preliminary Offering Memorandum”).

The Preliminary Offering Memorandum contains the following financial information, which has not been previously disclosed.  EBITDAX is a financial measure not defined in United States generally accepted accounting principles (“GAAP”).  The Company is also including its reconciliation of EBITDAX to net income, the most comparable measure calculated in accordance with GAAP.

	As of and for the Years Ended December 31,				As of and for the Nine Months Ended September 30,
	2008	2009		2010	2010	2011
	(in thousands, except ratios)
Other Financial Data:
Ratio of earnings to fixed charges (1)	7.0x	—	(2)	11.6x	12.8x	13.8x
EBITDAX(3)	$809,369	$499,100		$592,809	$418,548	$635,905

(1)          The ratio of earnings to fixed charges has been computed by dividing earnings available for fixed charges (earnings from continuing operations before income taxes plus fixed charges and amortization of capitalized interest, less capitalized interest) by fixed charges (interest expense plus capitalized interest).

(2)          Earnings were inadequate to cover fixed charges for the year ended December 31, 2009, by a deficiency of $158.7 million.

(3)          EBITDAX means earnings before interest, taxes, depreciation, amortization, gain or loss on disposal of assets, exploration expense and any non-recurring items or non-cash items that cannot be accurately forecasted. EBITDAX is used as a supplemental financial measure by our management and directors and by external users of our financial statements, such as investors, to assess:

•                  the financial performance of assets without regard to financing methods, capital structure or historical cost basis;

•                  the ability of assets to generate cash sufficient to pay interest on indebtedness; and

•                  operating performance and return on invested capital as compared to those of other companies, without regard to financing methods and capital structure.

EBITDAX has limitations as an analytical tool and should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with generally accepted accounting principles (GAAP). EBITDAX excludes some, but not all, items that affect net income, and these measures may vary among other companies. Limitations to using EBITDAX as an analytical tool include:

•                  EBITDAX does not reflect current or future requirements for capital expenditures or capital commitments;

•                  EBITDAX does not reflect changes in, or cash requirements necessary to service interest or principal payments on debt;

•                  EBITDAX does not reflect income taxes;

•                  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDAX does not reflect any cash requirements for such replacements; and

•                  other companies in our industry may calculate EBITDAX differently than we do, limiting its usefulness as a comparison measure.

Below is a reconciliation of EBITDAX to net income, the most comparable measure calculated in accordance with GAAP:

	As of and for the Years Ended December 31,			As of and for the Nine Months Ended September 30,
	2008	2009	2010	2010	2011
	(in thousands)
EBITDAX Reconciliation:
Net Income (loss)	$87,348	$(99,370)	$196,837	$159,698	$336,127
Adjust: (gain) on divestiture	(63,557)	(11,444)	(155,277)	(132,183)	(245,662)
Net interest expense	26,465	28,629	23,875	19,201	33,254
Income tax (benefit) expense	57,388	(60,094)	118,059	96,693	195,142
Depletion, depreciation and amortization	314,330	304,201	336,141	241,335	343,805
Stock compensation expense	14,812	18,765	26,743	19,853	19,550
Impairment of proved properties	302,230	174,813	6,127	—	48,525
Abandonment and Impairment of unproved properties	39,049	45,447	1,986	4,998	4,316
Impairment of materials inventory	—	14,223	—	—	—
Impairment of goodwill	9,452	—	—	—	—
Loss related to hurricanes	6,980	8,301	—	—	—
Unrealized derivative loss (gain)	(11,209)	20,469	8,899	(4,095)	(108,020)
Change in Net Profits Plan (gain)	(34,040)	(7,075)	(34,441)	(29,785)	(24,719)
Exploration expense	60,121	62,235	63,860	42,833	33,587
EBITDAX	$809,369	$499,100	$592,809	$418,548	$635,905

Item 9.01               Financial Statements and Exhibits.

(d)	Exhibits.	The following exhibits are furnished as part of this report:

	Exhibit 99.1	Press release of the Company dated November 3, 2011, entitled “SM Energy Announces Private Offering of $300 million of Senior Unsecured Notes Due 2021”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SM ENERGY COMPANY

Date: November 3, 2011	By:	/s/ David W. Copeland
David W. Copeland
Senior Vice President, General Counsel and Corporate Secretary